                                  EXHIBIT 10.5


                                  MINERAL LEASE

     This Mineral Lease, entered into as of the of 26th day of October, 1992, by and between Steve Kosanke and Mary Lou Kosanke ("LESSOR"), whose mailing address is P.O. Box 193, La Sal, Utah, 84530, and MLP Associates, A Colorado Limited Partnership ("LESSEE"), whose mailing address is 12836 N. 60th Street, Scottsdale, Arizona 85254.

                                  MINERAL LEASE

                         The "LEASED PREMISES are described in APPENDIX A
hereto, and a part hereof.

               1. For and in consideration of the mutual covenants and agreements hereinafter set forth, in further consideration of good and valuable consideration received by LESSOR from LESSEE, LESSOR does hereby lease to LESSEE all of the right, title and interest of LESSOR in and to the LEASED PREMISES and LESSOR hereby grants exclusively to LESSEE all rights of LESSOR to occupy, use, and enjoy the LEASED PREMISES, including, but not limited to, the following:

               1.a.   To explore for minerals.

               1.b.   To mine or otherwise extract, to mill, treat or otherwise
process, and to store, stockpile, remove, market, sell or otherwise dispose of ore and minerals.

               1.c.   To dispose of or deposit waste material and or tailings on the LEASED PREMISES but only if mining is being done on the LEASED PREMISES. Reasonable industry accepted precautions shall be taken to determine that no such waste material or tailings are place on unmined ore.

               1.d.   To construct, use, maintain, repair, replace and relocate
in or upon the LEASED PREMISES buildings, shops, plants, machinery, mills, facilities, ore bins and structure of all kinds, roads, shafts, inclines, tunnels, drifts, open pits, pipelines, telephone lines, electric transmission lines and transportation facilities and other utilities.

               1.e.   To exercise any and all other rights and privileges which
are incidental to or which may be useful, desirable or convenient in LESSEE'S exercise of any or all of the rights hereinabove specified which are not in conflict with applicable state and federal laws and regulations.

               1.f.   LESSEE may use and enjoy the LEASED PREMISES and exercise
any of the rights granted hereunder by any methods now or heretofore known or hereafter developed which are not in conflict with applicable state and federal laws and regulations.

               1.g.   LESSEE may freely bargain, assign and transfer its rights
titles and interest hereunder, provided however that Asignee complies with all covenants and agreements of this Lease.


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               2.     This MINERALS LEASE is conditioned upon LESSEE proceeding
diligently and with all reasonable dispatch to explore and develop minerals on the LEASED PREMISES, and to seek to place the subject property in production. with a minimum requirement that LESSEE cause to be drilled no less than 300 feet of core hole or reverse circulation hole within the first 18 months of this Mineral Lease.

               3. LESSOR and LESSEE agrees to execute such additional documents as are reasonable and necessary in recordable form, and amendment or amendments to this MINERALS LEASE or any other documents which better describe the LEASED PREMISES.

               4. This MINERALS LEASE shall commence on the date first above set forth in this instrument, run thereafter for a primary term of six
(6) years and continue thereafter as long as production royalties are being paid provided, however, that in the event production of minerals in commercial quantities occurred during the primary term and thereafter ceases because it is no longer commercially feasible to continue the production of minerals from the LEASED PREMISES, this MINERAL LEASE shall continue beyond the expiration of the primary term without the necessity of production of minerals and/or metals in commercial quantities as long as it is not commercially feasible to continue production and as long as LESSEE performs all the covenants it is obligated to perform hereunder including, but not limited to, the covenant to pay the minimum advance royalty hereinafter provided.

               5. LESSEE shall pay LESSOR a royalty equal to the percentage (hereinafter set forth) of the NET PROCEEDS (hereinafter defined) received for all ores, mineral, and/or metals, mined and removed from the LEASED PREMISES and processed and sold in any chemical, mineral or metallic form, hereinafter referred to as the "PRODUCT." The percent of the royalty shall be determined by the amount of NET PROCEEDS per pound of PRODUCT sold during the calendar month. The royalty percentage shall be two and one half percent (2.5%). The term "NET PROCEEDS" means the gross amount received by LESSEE, after deducting freight and handling charges from the point of final treatment to the point of final sale. The term MARKET VALUE of contained metals and/or minerals shall mean the average of U.S. Producer or major Suppliers prices, as quoted in Metals Week and as published in Engineering and Mining Journal (E&MJ) for the month in which the metals and/or minerals are sold.

               6. LESSEE shall prepare and maintain such records as are reasonable necessary to calculate the royalty due LESSOR hereunder and LESSEE shall, on written request of LESSOR, furnish copies of such records to LESSOR.

               7. Commencing with the date of this Mineral Lease, and on each anniversary thereafter, LESSEE shall pay LESSOR an annual minimum advance royalty. The amount of said royalty shall be seven hundred dollars ($700.00) upon execution and $700.00 upon the first anniversary thereof, then $1400.00 on the 2nd anniversary, $2100.00 on the 3rd anniversary, and $2800.00 on the 4th and subsequent anniversaries so long as this lease shall remain in effect. LESSEE shall be entitled to

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credit this minimum advance royalty against the production royalty to which the
LESSOR is entitled as set forth above.

               8. The following provisions shall be applicable to "WASTE MATERIAL" which is defined as material mined or extracted from the LEASED PREMISES which LESSEE in its sole discretion determines not to sell because of its mineral content, and LESSEE'S determination shall be final and conclusive:

               8.a.   LESSOR agrees that WASTE MATERIAL may be mined or
otherwise extracted without obligation upon LESSEE to return same to the place from which extracted. At no time during the term of this MINERAL LEASE or at any time thereafter shall LESSEE be required to remove any WASTE MATERIAL deposited by LESSEE on the LEASED PREMISES, except as otherwise provided by applicable governmental laws, rules and regulations, including those governing toxic or hazardous waste, in full force and effect on or before the termination of this MINERAL LEASE.

               8.b.   All WASTE MATERIAL on the LEASED PREMISES prior to
surrender or termination of this MINERALS LEASE shall be the property of LESSEE, and LESSOR shall have no right, title or interest whatsoever therein and thereto until this MINERAL LEASE is surrendered or terminated.

               9.     With respect to taxes on the LEASED PREMISES:

               9.a.   LESSEE agrees to pay all taxes levied and assessed against any improvements placed on the LEASED PREMISES by LESSEE.

               9.b.   The relationship (in terms of percentage) which the total
royalty which LESSOR receives hereunder during a given taxing period bears to the total NET PROCEEDS for the same period shall be established by dividing the total royalty received by LESSOR by the total NET PROCEEDS. LESSOR agrees to pay that established percentage and LESSEE agrees to pay the balance of such taxes, assessments, or other governmental levies which are assessed, levied or imposed on sales or production, as per paragraph 5. LESSEE shall not be obligated to pay any taxes levied, imposed or assessed against, or measured by reference to operations upon the LEASED PREMISES which are not conducted by or on behalf of LESSEE under the terms of this MINERALS LEASE. In the event LESSOR fails to pay when due any taxes, assessments or other governmental levy against the LEASED PREMISES (which LESSOR is obligated to pay under this MINERALS LEASE) LESSEE may, but shall not be obligated to, pay such taxes, assessments or levies, together with any penalty that may be imposed for failure to pay such when due. LESSOR agrees to reimburse LESSEE for any payments made for LESSOR hereunder, together with interest at the rate of 10% per annum from the date such payment is made by LESSEE, which reimbursement shall be made within ten (10) days after LESSEE has given written notice to LESSOR that LESSEE has paid such taxes, assessments or levies. LESSEE shall specify the amount of such taxes, assessments or levies in its notice to LESSOR. IF


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SUCH REIMBURSEMENT IS NOT MADE AS PROVIDED HEREIN, lessee SHALL HAVE THE
RIGHT TO WITHHOLD PAYMENT OF AND RETAIN AS ITS SOLE PROPERTY ANY AND ALL ROYALTY (including the minimum advance royalty provided above) thereafter due and payable to LESSOR until the amount of royalty withheld equals the reimbursement due LESSEE.

               10. LESSOR shall have the right to claim the depletion allowance applicable to the royalty paid LESSOR hereunder.

               11.    With respect to liens, damages, liability and insurance:

               11.a. LESSEE agrees to indemnify LESSOR against, and hold LESSOR harmless from any and all claims or liability for injury to or death of persons or for damages to property resulting from LESSEE'S operations hereunder. LESSEE further agrees to indemnify LESSOR against and hold LESSOR harmless from any and all claims or liability for materials or labor resulting from LESSEE'S operations hereunder on the LEASED PREMISES. LESSOR agrees to notify LESSEE of the existence of such claim as soon as it becomes known to LESSOR, and further to notifies LESSEE of the institution of any action, suit or legal proceeding on such claim as soon as the institution of such action, suit, or other proceedings become known to LESSOR and LESSEE is given the sole right to defend and/or settle any such claim with attorneys of its own selection.

               11.b. LESSEE further agrees to maintain workman's compensation as required by Utah State law.

               11.c. If LESSOR shall fail to pay any and all amounts due hereunder, or duly to satisfy and discharge any mortgage or lien on the LEASED PREMISES, or shall suffer or permit any lien or encumbrance to be imposed upon the LEASED PREMISES, LESSEE may, at its own option, but shall not be obligated to, pay any or all unpaid amounts due and payable under, or satisfy and discharge any such amount so paid or for payments and costs of paying, satisfying and discharging any such mortgage, lien or encumbrance, by withholding and retaining as its sole property from royalties (including the monthly minimum advance royalty) due and payable hereunder the amounts paid by LESSEE. In case of payment, discharge or satisfaction of a mortgage, lien or encumbrance LESSEE shall have all the rights and remedies against LESSOR which the mortgage or lien or the holder of such encumbrance had against the LESSOR immediately prior to the time of such payment, satisfaction or discharge.

               12. LESSOR, or their representative, at their sole risk and at their sole cost and expense, and subject to such reasonable safety regulations as may be prescribed by LESSEE, may have access to the LEASED PREMISES during regular business hours solely for the purpose of inspection of LESSEE'S operations on the LEASED PREMISES.

               13. LESSEE will conduct its operations on the LEASED PREMISES in accordance with applicable governmental laws, rules and regulations LESSEE makes no express or implied warranty, covenant or agreement relating to the exploration, development, mining or other

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operation of or upon the LEASED PREMISES or the marketing of any ore or mineral therefrom. The conduct of any such exploration, development, mining or other operations, or marketing, and the nature, manner or extent thereof, shall be matters to be determined within the sole discretion of LESSEE.

               14. LESSEE may, at any time and from time to time during the term of this Lease terminate with respect the LEASED PREMISES, and LESSEE shall be relieved of all obligations, liability or responsibility of every character whatsoever thereafter accruing with respect to the LEASED PREMISES by providing thirty days written notice to LESSOR.

               15. LESSOR shall have no right to terminate this MINERALS LEASE unless LESSEE shall fail to perform according to the terms of this MINERAL LEASE and LESSOR shall give written notice to LESSEE specifying the nature of the default. If LESSEE shall not correct such default within thirty (30) days after said notice is given, this MINERAL LEASE shall terminate. In the event this lease is terminated, LESSEE shall provide recordable notice of termination to LESSOR

               16. Surrender or termination of this MINERALS LEASE as provided herein shall not relieve the LESSEE of its obligations hereunder which remain unperformed at the time of the surrender or termination including, but not limited to, the obligation to pay all accrued royalties (including the minimum advance royalty), to pay its share of the taxes as above provided and to perform the reclamation work as above provided.

               17. LESSEE shall have the right at any time within sixty (60) days following the surrender or termination of this MINERALS LEASE, with respect to all or any parts of the LEASED PREMISES to remove any and all buildings, structures, plants, shops, mills, machinery equipment, lines and facilities.

               18. LESSEE will maintain the DATA and supply for examination and copying to LESSOR, or its duly authorized representatives, the DATA, all additional survey maps, drill hole data, including drill hole chip boards, ore reserve calculations, mining plans, reclamation plans and supporting data used to obtain state and/or federal environmental and operating or mining permits, assay, metallurgical and feasibility reports relating to the LEASED PREMISES and any maps or diagrams or mine workings upon the LEASED PREMISES which LESSEE has in its possession or control.

               19. Any notice or communication to the parties hereto, or quitclaim deed shall be deemed to have been sufficiently given for all purposes hereof if mailed by U.S. Registered or Certified mail, postage prepaid, return receipt requested, addressed as follows, and the date on the U.S. Post Office receipt shall be deemed to be the date of mailing:

          To LESSOR:

          Steve Kosanke and


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          Mary Lou Kosanke
          P.O. Box 193 La Sal Utah 84530

          To LESSEE:
          MLP /Associates
          % Charles E. Carlson
          12836 N. 60th Street
          Scottsdale, AZ 85254

          20. LESSEE'S failure to perform or comply with a particular provision of this MINERAL LEASE shall be excused if such failure to perform or comply with that particular provision is caused by circumstances or conditions beyond the reasonable control of LESSEE, including but not limited to the following: severe weather, unusual mining casualty, civil or military orders, regulations or authority, insurrections, riots, strikes, acts of God, war or hostilities between any nations, governmental orders or regulations, fire accident, explosion, flood, lockouts, differences with workman, delays of carriers, commandeering or requisitioning by the government. Circumstances or conditions which prevent the performance of a particular provision herein shall only excuse performance of the particular provision, the performance of which is prevented by those circumstances or conditions, and shall not excuse the performance of any of the other provisions of this MINERALS LEASE. No circumstances or conditions shall excuse LESSEE from its obligation to pay minimum advance royalty under Section 9.

               21. LESSOR ("OPTIONOR") hereby grants to LESSEE ("OPTIONEE") an irrevocable exclusive option to purchase all of the OPTIONOR'S rights, titles and interest in and to the property comprising the LEASED PREMISES:

               21.a. The option is exercised at any time while this MINERALS LEASE is in full force and effect, for the sum of one hundred thousand dollars ($100,000.00) in cash or certified funds.

               21.b. Simultaneous with the exercise of the option, OPTIONOR shall execute and deliver to OPTIONEE such deeds, assignments and other instruments, as are necessary to convey the LEASED PREMISES to OPTIONEE.

               21.c. The purchase price shall be reduced by sum of all royalties paid under section (5.) of this lease.

               22. This MINERALS LEASE shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

               23. LESSEE shall comply and conform with all requirements of federal, local and state government relating to annual assessment work and fees in effect as of the date of this lease. Additionally, LESSEE agrees to perform the Sept. 1, 1992-1993 assessment work and Federal Fees of $100.00 per claim for the Sept. 1, 1992-1293, year, and LESSEE will perform said assessments and pay said $100.00 per claim fees for each subsequent year in which the lease continues in effect.


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               24.    This MINERAL LEASE contains the entire agreement by and
between LESSOR and LESSEE and no oral agreement, promise, statement or representation which is not contained herein shall be binding on LESSOR or LESSEE. No amendment or modification of this MINERALS LEASE shall become effective unless and until the same shall have been reduced to writing and duly signed, executed and acknowledged by the parties hereto.

               25.    This MINERAL LEASE may be executed in counterpart.

          IN WITNESS WHEREOF, the parties hereto have executed this Minerals Lease as of the day and year first above written.



                                        LESSOR
                                        Steve Kosanke and Mary Lou Kosanke


                                        /s/ Steve Kosanke
                                        -------------------------------------

                                        /s/ Mary Lou Kosanke
                                        -------------------------------------


                                        LESSEE

                                        MLP ASSOCIATES, LTD.


                                        By /s/ Charles E. Carlson
                                          -----------------------------------
                                          Charles E. Carlson, General Partner
STATE OF UTAH         )
                      : ss.
County of San Juan    )

               On this 28th day of October, 1992, personally appeared before me Steve Kosanke and Mary Lou Kosanke, signer of the foregoing instrument.


                                        /s/ Jacque Bane
[SEAL]                                  -------------------------------------
                                        Notary Public

                                        Residing at La Sal, Utah
                                                    -------------------------
My Commission Expires:

March 4, 1996
----------------


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STATE OF ARIZONA         )
                         : ss.
County of Maracopa       )

               On this 2 day of November, 1992, personally appeared before me Charles E. Carlson, one of the signers of the foregoing instrument, who duly acknowledged to me that he executed the same on behalf of MLP Associates, A Colorado Limited Partnership.


                                        /s/ Melanie Konski
                                        --------------------------------------
                                        Notary Public

                                        Residing at Phoenix, AZ
                                                    --------------------------
My Commission Expires:

                                        [SEAL]
7-27-95
-------


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                            MINERAL LEASE APPENDIX A
                                 Leased Premises

The following unpatented mining claims are located in San Juan County Utah, and duly recorded on the books of the County Recorder, San Juan County, Utah


Claim name               Book                Page                UMC#
Oxide I                  707                 734                 330928
Oxide 2                  707                 735                 330929
Oxide 3                  705                 119                 327778
Oxide 4                  705                 120                 327779
Oxide 5                  705                 121                 327780
Oxide 6                  705                 122                 327781
Oxide Fraction           708                 345                 331632


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